Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com
NEWS RELEASE

CBOE HOLDINGS, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS; DILUTED EPS OF $0.44, UP 22 PERCENT

Second Quarter GAAP Financial Highlights
-- Operating Revenues Up 10 Percent to $132.6 Million
-- Net Income Allocated to Common Stockholders Increases 16 Percent to $37.9 Million
-- Diluted EPS Up 22 Percent to $0.44
-- Operating Margin Increases 290 Basis Points to 49.8 Percent
-- Average Daily Trading Volume of 4.80 Million Contracts, Up 8 Percent Versus 2Q11
-- Total Market Share of 29.8 Percent for the Quarter, Up 290 Basis Points from 26.9 Percent in Second Quarter of 20111
CHICAGO, August 2, 2012 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported second quarter 2012 net income allocated to common stockholders of $37.9 million, or $0.44 per diluted share, compared with $32.6 million, or $0.36 per diluted share in the second quarter of 2011. Operating revenues of $132.6 million for the second quarter increased 10 percent compared with $120.3 million in the second quarter of 2011.
“We are pleased to report our eighth consecutive quarter of earnings per share growth.  Our strong performance in multi-listed options products, the continued growth of our proprietary products, and a prudent approach to cost management enabled our company to achieve outstanding financial results despite lower industry-wide trading volume,” said William J. Brodsky, CBOE Holdings Chairman and CEO.  “Our company continues to generate and return enhanced value to our stockholders, and we are especially pleased with our Board's recent action to increase our quarterly dividend payment by 25 percent and increase our share repurchase authorization by $100 million."
“Our focus on controlling expenses, even as we continue to invest in technology infrastructure and other growth initiatives, resulted in another quarter of strong growth in operating leverage. Along with growing operating revenues by 10 percent, our disciplined expense management yielded an increase in operating income of 17 percent, which generated an operating margin of 49.8 percent, a gain of 290 basis points compared with second quarter 2011," said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "We have a solid balance sheet, strong free cash flow and a clear focus on creating value for stockholders as demonstrated by our consistent financial results and our actions," Dean added.
For the first half of 2012, net income allocated to common stockholders was $70.8 million, or $0.81 per diluted share, compared with $64.7 million, or $0.72 per diluted share, in the comparable period last year. Operating revenues were $253.9 million for the first six months of 2012, up 4 percent from $244.3 million in the prior year period.
1 Represents options market share for CBOE and C2, adjusted to exclude dividend trades.

The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters ended June 30, 2012 and 2011. Financial results presented on an adjusted basis provide supplemental information to measure period-over-period comparisons by adjusting for certain items that are not indicative of the company's core operating performance.
Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	2Q 2012	2Q 2011	Y/Y Change	YTD 2012	YTD 2011	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures)	4.80	4.45	8%	4.84	4.76	2%
Total Trading Volume (options and futures)	302.6	280.2	8%	605.3	595.2	2%
Average Revenue Per Contract	$0.314	$0.308	2%	$0.297	$0.296	—%
GAAP Financial Highlights:
Total Operating Revenues	$132.6	$120.3	10%	$253.9	$244.3	4%
Total Operating Expenses	66.5	63.8	4%	130.4	130.3	—%
Operating Income	66.1	56.5	17%	123.5	114.0	8%
Operating Margin %	49.8%	46.9%	290 bps	48.6%	46.7%	190 bps
Net Income	$38.5	$33.4	15%	$71.9	$66.3	8%
Net Income Allocated to Common Stockholders	$37.9	$32.6	16%	$70.8	$64.7	9%
Diluted EPS	$0.44	$0.36	22%	$0.81	$0.72	13%
Weighted Average Shares Outstanding	87,153	90,164	(3)%	87,649	90,124	(3)%
Adjusted Financial Highlights (1)
Total Operating Expenses	$66.5	$63.7	4%	$130.3	$129.9	—%
Operating Income	66.1	56.6	17%	123.7	114.4	8%
Operating Margin %	49.8%	47.0%	280 bps	48.7%	46.8%	190 bps
Net Income	$38.5	$33.5	15%	$72.0	$66.8	8%
Net Income Allocated to Common Stockholders	$37.9	$32.7	16%	$70.9	$65.2	9%
Diluted EPS	$0.44	$0.36	22%	$0.81	$0.72	13%
(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2012 and 2011 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
Revenues
Operating revenues were $132.6 million in the second quarter of 2012, up $12.3 million, or 10 percent, from $120.3 million in the second quarter of 2011. The increase was primarily driven by increases of $8.6 million in transaction fees, $1.5 million in market data fees and $3.6 million in exchange services and other fees, offset somewhat by a decrease of $0.9 million in access fees. The decline in access fee revenue primarily reflects fee changes for trading permits implemented at the start of 2012. The increase in exchange services and other fees was driven by fee increases implemented at the start of the year. The growth in market data fees reflects higher revenue derived from the Options Price Reporting Authority (OPRA) and CBOE's market data services.
Transaction fees increased 10 percent for the quarter due to an 8 percent increase in trading volume and a 2 percent increase in the average transaction fee per contract compared with last year's second quarter. Trading volume for the second quarter was 302.6 million contracts, or 4.80 million contracts per day, versus 2011 second-quarter volume of 280.2 million contracts, or 4.45 million contracts per day. The average revenue per contract (RPC) increased to $0.314 compared with $0.308 in the second quarter of 2011.
The RPC increase was primarily driven by a shift in the trading volume mix, with higher-margin index options and futures contracts accounting for 28.0 percent of total contracts traded during the quarter, compared with 26.2 percent in the second quarter of 2011. RPC for the quarter was also affected by transaction fee changes implemented in 2012, which increased the

RPC on index options and futures contracts versus the prior year, while a new Volume Incentive Program decreased the RPC on multiply-listed options (equities and exchange-traded funds). Overall, the increases in the RPC for index options and futures contracts more than offset the RPC declines in multiply-listed options. The average revenue per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).
Adjusted Operating Expenses
Adjusted operating expenses, which exclude the accelerated recognition of stock-based compensation expense, increased $2.8 million, or 4 percent, to $66.5 million compared with $63.7 million in the second quarter of 2011. This increase primarily reflects higher costs for royalty fees, outside services and employee costs, offset somewhat by a decrease in trading volume incentives.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $45.0 million for the second quarter of 2012, up $3.1 million, or 8 percent, compared with last year's second quarter. The increase was primarily driven by higher expenses for outside services, employee costs and travel and promotional expenses.
Volume-based expenses, which include royalty fees and trading volume incentives, were $13.2 million in the second quarter of 2012, representing an increase of $0.3 million, or 2 percent, compared with the same period last year. This increase reflects a $1.6 million increase in royalty fees, which are directly related to higher trading volume in licensed index products, offset somewhat by a $1.3 million decrease in trading volume incentives. The decline in trading volume incentives primarily resulted from changes to the incentive program criteria.
Adjusted Operating Margin
The company's adjusted operating margin increased 280 basis points to 49.8 percent for the second quarter of 2012, compared with 47.0 percent in the same period in 2011, representing the company's eighth consecutive quarter of year-over-year adjusted margin growth and the second highest quarterly adjusted operating margin reported in the company's history.
Effective Tax Rate
The company reported an effective tax rate of 41.4 percent for the quarter versus 40.7 percent in last year's second quarter, primarily reflecting a higher provision for uncertain tax positions offset somewhat by the benefit of a new tax apportionment method enacted by Illinois.
Second Quarter 2012 Operational Highlights and Recent Developments

•	For a second consecutive quarter, CFE experienced record-setting quarterly trading volume.

•
On April 25, the company announced that CFE and DRW Trading Group had entered into an agreement that will allow CFE to use DRW's patent-pending methodology to create variance futures that, for the first time, match the quoting conventions and economic performance of over-the-counter stock index variance swaps. CFE plans to introduce a new futures contract based on the variance of the S&P 500® (SPXSM) later this year, subject to regulatory approval.

•
On May 16, CBOE and the China Financial Futures Exchange (CFFEX) announced that they signed a Memorandum of Understanding which establishes an open channel of communication and lays the foundation for future collaborative efforts between the exchanges.

•
On May 23, CFE launched trading on the CBOE NASDAQ-100 Volatility Index futures contract (ticker symbol VXN, futures symbol VN). VXNSM, which measures the volatility of the NASDAQ-100® Index, is calculated through the application of CBOE's VIX® methodology to the prices of options on NDX.

•
On May 25, CBOE and The McGraw-Hill Companies, Inc. announced that the Illinois Appellate Court ruled in favor of CBOE, McGraw-Hill and CME Group Index Services, LLC, regarding the index options litigation brought against the International Securities Exchange, LLC (ISE). The ruling affirms an injunction that prohibits ISE from listing or offering a market for trading in options on either the S&P 500® Index or the Dow Jones Industrial AverageSM, as to which CBOE holds exclusive licenses. The injunction also forbids OCC, which clears trading for all U.S. options exchanges, from clearing options on these indexes unless they are traded pursuant to CBOE's exclusive licenses.

•
On June 18, CBOE began disseminating values for its first interest rate-based volatility index, the CBOE Interest Rate Volatility Index (ticker: SRVX). The SRVXSM Index is designed to offer fixed income options traders and portfolio managers a standardized and transparent measure of interest rate swap volatility.

•
On July 27, CBOE introduced a fully-electronic process for trading SPX Variance Strips, a portfolio of S&P 500 Index options intended to replicate S&P 500 implied variance exposure, in a single transaction. Trading in SPX Variance Strips (ticker: VSTRP) is aimed at qualified professional investors and will employ a special quoting convention similar to the over-the-counter method for quoting variance swaps.

•
On August 1, the company reported that ADV for total options in July was 4.15 million contracts, nearly a ten-percent decrease from June 2012 ADV of 4.61 million contracts and a nine-percent decrease from July 2011 ADV of 4.57 million contracts. In addition, CFE reported ADV of 91,386 contracts in July 2012, up 56 percent from 58,532 contracts per day in July 2011 and a 12-percent decrease from 103,274-contract ADV in the record-breaking June 2012.

2012 Fiscal Year Financial Guidance
Based on year-to-date financial results, the company made the following revision to its 2012 fiscal year financial guidance:

•
Revenue from exchange services and other fees is expected to exceed the higher end of its previously provided guidance range of $24.0 million to $26.0 million and is now expected to be between $27.0 million to $29.0 million for fiscal 2012.

In addition, the company reaffirmed the following fiscal year 2012 financial guidance that was provided in its February 8, 2012 earnings press release:

•	Access fees are expected to be in a range of $64.0 million to $67.0 million.

•
Core expenses are expected to be in the range of $173.0 million to $178.0 million. The company expects core expenses to be at the low end of the guidance range if volume in 2012 is flat to up 4 percent and at the high end of the range if volume growth is 5 percent or higher.

•	Continuing stock-based compensation expense, included in core expenses above, is expected to be in the range of $12.2 million to $12.7 million.

•
The consolidated effective tax rate is expected to be in the range of 41.2 percent to 41.7 percent. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

•	Depreciation and amortization expense in the range of $33.0 million to $35.0 million.

•	Capital expenditures in the range of $30.0 million to $35.0 million.
Return of Capital to Stockholders through Share Repurchase and Dividend Payments
During the second quarter of 2012, the company repurchased 722,424 shares of its common stock under its $100 million share repurchase program at an average price of $26.44 per share, for a total of $19.1 million. Year to date, the company has repurchased 1,871,424 shares at an average price of $26.58 per share, for an aggregate purchase price of $49.7 million. As of June 30, 2012, the company had $3.3 million remaining on this $100 million program, authorized in August 2011.
As announced on July 31, 2012, CBOE Holdings' Board of Directors increased the company's quarterly cash dividend by 25 percent to $0.15 per share from $0.12 per share and authorized the company to repurchase an additional $100 million of its outstanding unrestricted common stock. This new authorization will be in addition to any unused amount remaining under the August 2011 repurchase authorization. The dividend increase is effective with the dividend payable on September 21, 2012 to stockholders of record on August 31, 2012.
Dean said, "Together, dividend payments and the share repurchase plan provide the company with the flexibility to efficiently deploy capital, which is particularly important in light of impending tax law changes. Along with our Board, we will continue to consider and review all alternatives to enhance stockholder value."

Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its second quarter financial results today, August 2, 2012, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, August 2, through 11:00 p.m. CT, August 16, 2012, by calling (800) 585-8367 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 94634813.
About CBOE Holdings
CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE), C2 Options Exchange, CBOE Futures Exchange and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE is home to the world-renowned Options Institute and www.cboe.com, named "Best of the Web" for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our exclusive licenses to list certain index options; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes affecting the options markets; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; increasing price competition; our ability to maintain access fee revenues; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOE Volatility Index®, VIX®, FLEX®, LEAPS® and CFE® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, CBOE Futures ExchangeSM, SRVXSM and VXNSM are service marks of CBOE.  Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. C2SM, C2 Options Exchange SM and SPXpmSM are service marks of C2 Options Exchange, Incorporated. All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
PRODUCT:
Equities	2,007	2,320	1,695	1,968	1,936
Indexes	1,252	1,174	1,202	1,590	1,114
Exchange-traded funds	1,451	1,321	1,366	1,861	1,348
Total Options Average Daily Volume	4,710	4,815	4,263	5,419	4,398
Futures	93	67	38	62	48
Total Average Daily Volume	4,803	4,882	4,301	5,481	4,446

Mix of Trading Volume by Product

	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
PRODUCT:
Equities	41.8%	47.5%	39.4%	35.9%	43.5%
Indexes	26.1%	24.0%	28.0%	29.0%	25.1%
Exchange-traded funds	30.2%	27.1%	31.7%	34.0%	30.3%
Futures	1.9%	1.4%	0.9%	1.1%	1.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Trading Days	63	62	63	64	63
PRODUCT:
Equities	$0.123	$0.110	$0.167	$0.159	$0.169
Indexes	0.677	0.658	0.631	0.605	0.627
Exchange-traded funds	0.180	0.171	0.212	0.192	0.202
Total Options Average Transaction Fee	0.288	0.261	0.312	0.301	0.295
Futures	1.607	1.697	1.329	1.371	1.477
Total Average Transaction Fee Per Contract	$0.314	$0.280	$0.321	$0.313	$0.308

Transaction Fees by Product (in thousands)

	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
PRODUCT:
Equities	$15,617	$15,894	$17,860	$20,019	$20,582
Indexes	53,383	47,907	47,808	61,524	44,028
Exchange-traded funds	16,429	14,036	18,230	22,836	17,120
Total Options Transaction Fees	$85,429	$77,837	$83,898	$104,379	$81,730
Futures	9,456	6,998	3,149	5,461	4,510
Total Transaction Fees	$94,885	$84,835	$87,047	$109,840	$86,240

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended June 30,		Six Months Ended June 30,

(in thousands)	2012	2011	2012	2011
Total Operating Expenses	$66,480	$63,838	$130,456	$130,345
Less:
Depreciation and amortization	8,320	8,996	16,640	17,692
Accelerated stock-based compensation expense	—	113	194	453
Volume-based expenses:
Royalty fees	12,001	10,373	23,192	21,519
Trading volume incentives	1,176	2,515	3,825	8,274
Core Operating Expenses (non-GAAP):	$44,983	$41,841	$86,605	$82,407
Less: Continuing stock-based compensation expense	(3,027)	(3,106)	(5,772)	(6,179)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$41,956	$38,735	$80,833	$76,228

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$25,300	$24,391	$50,396	$49,787
Data processing	4,927	4,905	9,826	9,333
Outside services	9,265	7,190	16,435	13,769
Travel and promotional expenses	3,303	2,368	5,469	4,053
Facilities costs	1,226	1,400	2,529	2,892
Other expenses	962	1,587	1,950	2,573
Total	$44,983	$41,841	$86,605	$82,407

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

(in thousands, except per share amounts)	Three months ended June 30, 2011
		Items Impacting Results
	Reported (GAAP)	Accelerated stock-based compensation²	After Considering Items (non-GAAP)
Total Operating Revenues	$120,290		$120,290
Total Operating Expenses	63,838	(113)	63,725
Operating Income	56,452	113	56,565
Operating Margin	46.9%		47.0%
Total Other Income /(Expense)	(162)		(162)
Income Before Income Taxes	56,290	113	56,403
Income Tax Provision	22,889	46	22,935
Effective Income Tax Rate	40.7%		40.7%
Net Income	$33,401	$67	$33,468
Net Income Allocated to Participating Securities	(792)	(2)	(794)
Net Income Allocated to Common Stockholders	$32,609	$65	$32,674
Diluted Net Income per Share Allocated to Common Stockholders	$0.36	$—	$0.36

(in thousands, except per share amounts)	Six months ended June 30, 2012			Six months ended June 30, 2011
		Items Impacting Results			Items Impacting Results
	Reported (GAAP)	Accelerated stock-based compensation¹	After Considering Items (non-GAAP)	Reported (GAAP)	Accelerated stock-based compensation²	Impairment charge³	After Considering Items (non-GAAP)
Total Operating Revenues	$253,941		$253,941	$244,332			$244,332
Total Operating Expenses	130,456	(194)	130,262	130,345	(453)		129,892
Operating Income	123,485	194	123,679	113,987	453		114,440
Operating Margin	48.6%		48.7%	46.7%			46.8%
Total Other Income /(Expense)	(866)		(866)	(805)		460	(345)
Income Before Income Taxes	122,619	194	122,813	113,182	453	460	114,095
Income Tax Provision	50,706	80	50,786	46,910	188	191	47,288
Effective Income Tax Rate	41.4%		41.4%	41.4%			41.4%
Net Income	$71,913	$114	$72,027	$66,272	$265	$269	$66,807
Net Income Allocated to Participating Securities	(1,146)	(2)	(1,148)	(1,571)	(6)	(6)	(1,584)
Net Income Allocated to Common Stockholders	$70,767	$112	$70,879	$64,701	$259	$263	$65,223
Diluted Net Income per Share Allocated to Common Stockholders	$0.81	$—	$0.81	$0.72	$—	$—	$0.72

NOTES: Amounts may not foot due to rounding.

1)
In the first quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to two board members who left the Board.

2)
In the first and second quarters of 2011, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board.

3)	In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and six months ended June 30, 2012 and 2011

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

Operating Revenues:
Transaction fees	$94,885	$86,240	$179,719	$176,179
Access fees	16,162	17,041	32,142	34,646
Exchange services and other fees	7,851	4,276	15,300	8,966
Market data fees	6,376	4,836	12,749	9,938
Regulatory fees	4,080	4,770	8,776	9,728
Other revenue	3,195	3,127	5,255	4,875
Total Operating Revenues	132,549	120,290	253,941	244,332

Operating Expenses:
Employee costs	25,300	24,504	50,590	50,240
Depreciation and amortization	8,320	8,996	16,640	17,692
Data processing	4,927	4,905	9,826	9,333
Outside services	9,265	7,190	16,435	13,769
Royalty fees	12,001	10,373	23,192	21,519
Trading volume incentives	1,176	2,515	3,825	8,274
Travel and promotional expenses	3,303	2,368	5,469	4,053
Facilities costs	1,226	1,400	2,529	2,892
Other expenses	962	1,587	1,950	2,573
Total Operating Expenses	66,480	63,838	130,456	130,345

Operating Income	66,069	56,452	123,485	113,987

Other Income / (Expense):
Investment income	26	61	48	103
Net loss from investment in affiliates	(437)	—	(914)	(460)
Interest and other borrowing costs	—	(223)	—	(448)
Total Other Income / (Expense)	(411)	(162)	(866)	(805)

Income Before Income Taxes	65,658	56,290	122,619	113,182
Income Tax Provision	27,162	22,889	50,706	46,910
Net Income	38,496	33,401	71,913	66,272
Net Income allocated to participating securities	(593)	(792)	(1,146)	(1,571)
Net Income allocated to common stockholders	$37,903	$32,609	$70,767	$64,701

Net income per share allocated to common stockholders
Basic	$0.44	$0.36	$0.81	$0.72
Diluted	0.44	0.36	0.81	0.72
Weighted average shares used in computing income per share:
Basic	87,153	90,164	87,649	90,124
Diluted	87,153	90,164	87,649	90,124

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
June 30, 2012 and December 31, 2011

(in thousands, except share amounts)	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$127,137	$134,936
Accounts receivable - net of allowances of $329 and $304	48,429	37,578
Marketing fee receivable	7,527	5,195
Income taxes receivable	8,987	6,756
Other prepaid expenses	9,139	4,152
Other current assets	728	1,065
Total Current Assets	201,947	189,682
Investments in Affiliates	14,212	14,305
Land	4,914	4,914
Property and Equipment:
Construction in progress	7,878	1,264
Building	60,917	60,917
Furniture and equipment	256,771	252,905
Less accumulated depreciation and amortization	(246,310)	(238,288)
Total Property and Equipment—Net	79,256	76,798
Other Assets:
Software development work in progress	10,364	6,168
Data processing software and other assets (less accumulated amortization of $127,901 and $121,173)	33,113	36,001
Total Other Assets—Net	43,477	42,169
Total	$343,806	$327,868

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$38,375	$46,071
Marketing fee payable	8,117	5,765
Deferred revenue	17,365	351
Post-retirement medical benefits	51	100
Total Current Liabilities	63,908	52,287

Long-term Liabilities:
Post-retirement medical benefits	1,861	1,781
Income taxes payable	14,335	12,185
Other long-term liabilities	3,990	3,906
Deferred income taxes	19,805	21,439
Total Long-term Liabilities	39,991	39,311
Total Liabilities	103,899	91,598
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at June 30, 2012 and December, 31, 2011	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 91,270,199 issued and 87,271,635 outstanding at June 30, 2012; 90,781,222 issued and 88,768,885 outstanding at December 31, 2011	913	908
Additional paid-in-capital	61,430	55,469
Retained Earnings	282,686	232,121
Treasury Stock, at cost: 3,998,564 shares at June 30, 2012	(104,200)	(51,329)
Accumulated other comprehensive loss	(922)	(899)
Total Stockholders' Equity	239,907	236,270

Total	$343,806	$327,868

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Six months ended June 30, 2012 and 2011

	Six Months Ended June 30,
(in thousands)	2012	2011
Cash Flows from Operating Activities:
Net Income	$71,913	$66,272
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	16,640	17,692
Other amortization	44	45
Provision for deferred income taxes	(1,661)	1,202
Stock-based compensation	5,966	6,632
Loss on disposition of property	—	729
Loss on investment in affiliates	914	—
Impairment of investment in affiliates and other assets	—	460
Net change in assets and liabilities	(7,082)	(468)
Net Cash Flows provided by Operating Activities	86,734	92,564
Cash Flows from Investing Activities:
Capital and other assets expenditures	(19,492)	(18,334)
Investment in affiliates	(822)	—
Proceeds from disposition of property	—	57
Net Cash Flows used in Investing Activities	(20,314)	(18,277)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(21,348)	(18,456)
Purchase of unrestricted stock from employees	(3,127)	(3,075)
Purchase of unrestricted stock under repurchase program	(49,744)	—
Net Cash Flows used in Financing Activities	(74,219)	(21,531)

Net Increase (Decrease) in Cash and Cash Equivalents	(7,799)	52,756

Cash and Cash Equivalents at Beginning of Period	$134,936	$53,789
Cash and Cash Equivalents at End of Period	$127,137	$106,545

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$52,473	$49,037
Non-cash activities:
Unpaid liability to acquire equipment and software	$2,451	$1,114